UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PROXY STATEMENT

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The Brink’s Company
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On March 20, 2015, The Brink’s Company (the “Company”) filed and distributed its definitive proxy statement for the annual meeting of shareholders of the Company to be held on May 8, 2015 (the “Proxy Statement”). Commencing on April 28, 2015, the following communication will be sent to certain of its shareholders.

April 28, 2015

Re:	The Brink’s Company 2015 Annual Meeting of Shareholders—May 8, 2015

•	Vote “FOR” the Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

Dear Shareholder,

We are asking for your support at the 2015 Annual Meeting of Shareholders by voting in accordance with the unanimous recommendations of our Board of Directors on all proposals. In particular, we request that you vote FOR Proposal No. 2, the Advisory Resolution on Named Executive Officer Compensation (also known as “Say on Pay”). We strongly believe our executive compensation program directly links pay with performance and is in the best interests of the Company’s shareholders. In connection with our 2015 Annual Meeting, there are three points that we wish to bring to your attention as you consider your vote:

•	For the 2015 Annual Meeting, one of the two major proxy-advisory firms, Glass Lewis, has recommended its clients vote “FOR” the Say on Pay proposal, while ISS, although recommending “FOR” all our other proposals, has recommended its clients vote “AGAINST” the Say on Pay proposal. We were not given an advance draft of ISS’s report to address any errors in their analysis and ISS declined to meet with us after issuing its report.

•	We believe ISS’s recommendation is based on an error it has made in the characterization of the Compensation and Benefits Committee’s approval of the modified 2014 EPS target for the Company’s annual incentive plan and the adjustments made to the Company’s EPS results for purposes of determining payouts under the annual incentive plan.

•	In each of the last two years, the two major proxy-advisory firms, Glass Lewis and Institutional Shareholder Services (“ISS”) recommended in favor of our Say on Pay proposal and shareholders approved the proposal, on an advisory basis, by votes of approximately 96 percent in 2014 and approximately 98 percent in 2013. Our compensation methodology remained unchanged during 2014.

We disagree with ISS’s recommendation and its characterization of the actions taken by the Compensation and Benefits Committee. We ask that you please read the information below and the 2015 Proxy Statement (available at www.brinks.com/2015annualmeetingmaterials) and urge you to vote “FOR” the Say on Pay proposal.

ISS’s Error on Annual Incentive Payment Determinations

Lower annual incentive performance goals yielded lower annual incentive payouts

ISS primarily issued a negative recommendation based on its erroneous belief that Brink’s simultaneously lowered performance goals and applied upward adjustments to earnings per share (“EPS”) results in our annual incentive plan, which we refer to as the Key Employees’ Incentive Plan (or “KEIP”). In fact, the opposite is correct.

	Original Performance Goal (Approved February 2014)	Modified Performance Goal (Approved July 2014)
Non-GAAP EPS Performance Goal	$2.15	$1.65
Non-GAAP EPS KEIP Results	$2.24	$1.69
Funding /Annual Incentive Payout Percentage	121%	112%

In February 2014, the Compensation and Benefits Committee approved a Non-GAAP EPS goal for the KEIP of $2.15, based on the 2014 Business Plan. The 2014 Business Plan reflected foreign exchange rates as of January 1, 2014 for the various currencies in which we transact our global business. In March 2014, a devaluation of the Venezuelan Bolivar drove us to change the exchange rate we used for our Venezuelan operations from 6.3 bolivars to the dollar to 50 bolivars to the dollar. In light of this significant change, in July 2014, the Compensation and Benefits Committee approved a new Non-GAAP EPS performance goal of $1.65, which was modified only to reflect the change in the Venezuela exchange rate. The reason the Compensation and Benefits Committee approved a modified performance goal was the likelihood that maintaining the original $2.15 goal would have resulted in a higher payout to participants. This is because under the terms of the KEIP, the effects of foreign exchange that are not budgeted in the 2014 Business Plan are eliminated in determining results, meaning that Venezuela results would have been disproportionately represented in terms of their 2014 contribution to performance against the original Non-GAAP EPS goal.

In modifying the performance goal, the Compensation and Benefits Committee was careful to ensure that our named executive officers would not receive a more favorable payout under the modified, lower Non-GAAP EPS goal. The Compensation and Benefits Committee required management to track Non-GAAP EPS results, including Venezuela results translated at both the original and the new exchange rate, against the original and modified goals, respectively, with the lower of the two results used to determine the annual incentive pool.

As described in the 2015 Proxy Statement, the Compensation and Benefits Committee made sure that there was no way that the modified Non-GAAP EPS goal could result in annual incentive payments under the KEIP that would be higher than under the original Non-GAAP EPS goal. By using the modified Non-GAAP EPS goal, the named executive officers actually received lower annual incentive payouts than if the original Non-GAAP EPS goal was used.

Performance results against annual incentive goals were adjusted as permitted under the KEIP and consistent with prior years

ISS noted concerns with how the Compensation and Benefits Committee determined the actual 2014 performance results against the KEIP performance goal. The Compensation and Benefits Committee’s process for determining results strictly followed the terms of the KEIP and included applying pre-approved adjustments, which were established at the time the goals were set and were categorically similar to those approved and applied in previous years. Note that the Committee also used negative discretion to reduce the adjusted results.

As described in the 2015 Proxy Statement, each year, at the time the Compensation and Benefits Committee approves the KEIP performance goal, it also approves specific adjustments that the Compensation and Benefits Committee may make at the end of the year to the performance results against the goal. For 2014, the KEIP permitted the Compensation and Benefits Committee to exclude from the Non-GAAP EPS results the impact of acquisitions and discontinued operations and the impact of foreign currency not budgeted in the 2014 Business Plan. As discussed above, the 2014 Business Plan reflected the foreign exchange rates in effect as of January 1, 2014 for the various currencies of our global business and included projected results from the businesses in our portfolio as of January 1, 2014. By providing for adjustments to the results, the KEIP design ensures that participants are neither helped nor hurt by changes in foreign exchange rates during the year or by the impact or timing of acquisitions or discontinued operations. As such, the results for the discontinued operations of Brink’s Aeroflash business in Mexico and its Peru and Netherlands businesses were excluded from 2014 EPS results. The net adjustment for these results was $0.25 EPS. The non-budgeted foreign currency impact of all countries, with the exception of Venezuela, was $0.01 and was also excluded from the results. When these adjustments were applied to the Company’s reported 2014 Non-GAAP EPS result of $1.49, the net adjusted result was a Non-GAAP EPS of $1.75. The Compensation and Benefits Committee exercised negative discretion to reduce the adjusted Non-GAAP EPS results by $0.06 to reflect the difference between the actual results attributed to the recently-disposed Netherlands business and the results for the Netherlands business included in the 2014 Business Plan (see chart below). Taking these adjustments together, the Compensation and Benefits Committee approved a net result of $1.69 EPS vs. the modified EPS goal of $1.65, which resulted in a payout at 112% of the modified EPS goal.

In determining payouts under the KEIP, the Compensation and Benefits Committee determined that Brink’s successfully executed on disposing of underperforming businesses in 2014 as outlined in our strategy as well as exceeded our operating plan in those countries in which we continue to do business.

In no way did Brink’s increase annual bonus payouts by either lowering goals or making undue adjustments to earnings as ISS appears to suggest in its report.

Executive Compensation Program Enhancements and CEO Compensation

Over the past three years, the Compensation and Benefits Committee has approved significant changes to the executive compensation program to better align the interests of executives and shareholders, including by eliminating employment and severance agreements for executive officers and awarding long-term incentive awards that are paid in company stock and are based on achievement of performance goals, including relative shareholder return over a three-year period. In 2014, performance-based compensation (which includes annual incentive compensation and long term equity awards) represented approximately 82.6% of total target compensation for the Chief Executive Officer and 63.9% of total target compensation (on average) for all of the Company’s named executive officers. For 2014, the Chief Executive Officer’s annual incentive compensation under the KEIP was determined by the Company’s performance against the Non-GAAP EPS goal, while long-term compensation consisted entirely of equity to ensure alignment with shareholders and included performance share awards, the value of which at payout may increase or decrease according to total shareholder return (TSR) results. It is important to note that our Chief Executive Officer’s 2014 annual and long-term incentive compensation declined year over year. We take seriously our commitment to pay for performance and we explicitly set achievable stretch goals that reflect our business plan. We measure our results against these goals and ensure our leaders are held accountable for these results. We strongly believe our executive compensation program directly links pay with performance and is in the best interests of the Company’s shareholders. We believe the overwhelming support of our shareholders for our Say on Pay proposal in 2014 and 2013 support this belief.

Conclusion

We believe that our executive compensation program is in the best interests of the shareholders and encourage you to vote “FOR” the Say on Pay Proposal.

Even if you have already voted, you can change your vote at any time before the 2015 Annual Meeting as described in more detail in the Proxy Statement. If you need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated toll-free at 1-888-750-5834.

We appreciate your time and consideration of these matters and ask for your support of the Board’s recommendation.

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